Exhibit 23.1

                        Consent of KPMG Peat Marwick LLP

The Board of Directors and Shareholders
Factory Card Outlet Corp."

We consent to incorporation by reference in the registration statements on Form S-8 (File Nos. 333-21645, 333-22435 and 333-30437) of Factory Card Outlet Corp. of our report dated August 8, 1997, except as to Note 14 which is dated as of September 9, 1997, relating to the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of June 28, 1997 and June 29, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended June 28, 1997 and the related financial statement schedule, which reports appear in the annual report on Form 10-K of Factory Card Outlet Corp.


                                                /s/ KPMG PEAT MARWICK LLP


Chicago, Illinois
September 25, 1997